CONSULTING AGREEMENT

THIS AGREEMENT, made, entered into this 30th day of April, 2006 (the "Effective Date"), by and between Humphries Marketing Group, LLC, a limited liability corporation with its principle place of business at 16801 Addison Road, Suite 310, Addison, TX 75001 (hereinafter referred to as "Consultant"), and STRONGHOLD TECHNOLOGIES, INC., a Nevada corporation with its principal place of business at P.O. Box 523, Mendham, NJ 07945 (hereinafter referred to as "Corporation").

                                   WITNESSETH:

      WHEREAS, Consultant will provide valuable executive management services and the use of its facilities (the "Services") to the Corporation and the Corporation realizes that Consultant will provide Services to the Corporation it would be desirable to retain Consultant's services under a consulting agreement;

      WHEREAS, Consultant has provided the Corporation with various services commencing on March 1, 2006;

      WHEREAS, the Services shall include the appointment of Steven Humphries as President and , upon the earlier of the effective date of the registration statement or May 31, 2006, as Chief Executive Officer and he will be given the powers and privileges to perform the duties of President and CEO or as others in a similar position and a member of the Board of Directors, and Russ Stryker or, in lieu of Mr. Stryker, an acceptable replacement, as Vice President of Sales, and each such person shall commit at least 50% of his time to the Corporation;

      WHEREAS, Consultant desires to provide such consulting services for the Corporation as an independent contractor, with the understanding that she shall not be required to devote its full time to the business of the Corporation and shall be free to pursue other personal and business interests; and

      NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, it is agreed as follows:

1.    CONSULTING ARRANGEMENT. The Corporation hereby contracts for the
Services and Consultant agrees to perform such duties and responsibilities and to render advice and consulting as may be requested by the Corporation from time to time during the term of this consulting arrangement in connection with the Corporation's business throughout the United States and world wide ("Consulting Arrangement"). Said consulting services shall include, but not be limited to, the Services.

2. RELATIONSHIP BETWEEN PARTIES. During the term of the Consulting Arrangement, Consultant shall be deemed to be an independent contractor. Consultant shall not be considered as having an employee status vis-a-vis the Corporation, or by virtue of the Consulting Arrangement being entitled to participate in any plans, arrangements or distributions by the Corporation pertaining to or in connection with any pension, stock, bonus, profit sharing, welfare benefits, or similar benefits for the regular employees of the Corporation; provided, however, Steven Humphries as President and/or CEO will be entitled to participate in all plans and benefits that other executive officers are entitled to participate in. The Corporation shall not withhold any taxes in connection with the compensation due Consultant hereunder, and Consultant will be responsible for the payment of any such taxes and hereby agrees to indemnify the Corporation against nonpayment thereof.

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3.    COMPENSATION FOR THE CONSULTING ARRANGEMENT. As part of the consideration for the services to be rendered under the Consulting Arrangement by Consultant and as compensation for the income Consultant could have otherwise earned if Consultant had not agreed to keep Consultant available to the Corporation hereunder, the Corporation shall pay the Consultant the following:

      (a) the Corporation shall pay Consultant $15,000 per month on the 15th day of each month, which such payment commenced on March 15, 2006, unless the Corporation is generating sales in excess of $150,000 per month, then such monthly payment shall be increased to $18,500 per month for that specific month.
      (b) 20% commission on net sales generated by the Corporation, which shall be paid within 30 days of receipt of payment by the Corporation from client.
      (c) Reimbursement of all business related travel expenses, including air travel (coach class), hotels, food and other expenses, and gas, oil and tolls in connection with vehicular travel.
      (d) Health benefits as made available to all executives of the Corporation.
      (e) An option exercisable at an aggregate price of $1.00 to purchase an amount of shares of common stock of the Corporation, which vest on the 12 month anniversary of the Effective Date (the "First Anniversary Date"), equal to 10% of the total outstanding shares of the Corporation as of the First Anniversary Date and an option to purchase shares of common stock of the Corporation equal to 10% of the total outstanding shares of the Corporationas of the date the Corporation has generated positive net income for four consecutive quarters (the "Net Income Date"), which shall vest as of the Net Income Date; provided, however, such options may only be exercised upon New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. or AJW Partners, LLC (collectively, the "Investors") having fully converted their convertible debt outstanding as of the date hereof (the "Debt") to shares of common stock of the Corporation. In the event that the Investors have not converted the Debt 30 days prior to the expiration of this Agreement, then Consultant may exercise its option. Consultant is restricted from selling securities in the Corporation; provided, however, after the expiration of three years from the Effective Date and until such time that the Investors have converted all the Debt, Consultant may then sell 20% of its shares per year.

The Corporation will pay Consultant rent plus other expenses including one half of an administrative assistant and proportional office services and supplies (i.e. phones, etc.) used to further the business of the Corporation for the proportional use of its facilities located at 16801 Addison Road, Suite 310, Addison, TX 75001 and 3685 Mount Diablo Blvd., Suite 350, Lafayette, CA 94549.

4. TERM OF CONSULTING ARRANGEMENT. The Consulting Arrangement shall begin effective as of the Effective Date and shall continue for a period of three (3) years from the Effective Date (the "Consulting Period"). The Consulting Arrangement shall automatically renew at the expiration of the Consulting Period unless either party provides notice to the other party six (6) months prior to the expiration of the Consulting Period that the Consulting Arrangement has been terminated.

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5.    CONFIDENTIALITY COVENANTS.

      5.1 ACKNOWLEDGMENTS BY THE CONSULTANT. The Consultant acknowledges that
(a) during the Consulting Period and as a part of his Consulting Arrangement, the Consultant will be afforded access to Confidential Information (as defined below); (b) public disclosure of such Confidential Information could have an adverse effect on the Corporation and its business; (c) because the Consultant possesses substantial technical expertise and skill with respect to the Corporation's business, the Corporation desires to obtain exclusive ownership of each Consultant Invention (as defined below), and the Corporation will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Consultant Invention; (d) the provisions of this Section 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Corporation with exclusive ownership of all Consultant Inventions.

      5.2 AGREEMENTS OF THE CONSULTANT. In consideration of the compensation and benefits to be paid or provided to the Consultant by the Corporation under this Agreement, the Consultant covenants as follows:

            (a) Confidentiality.

                  (i) During and following the Consulting Period, the Consultant will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Corporation or except as otherwise expressly permitted by the terms of this Agreement.

                  (ii) Any trade secrets of the Corporation will be entitled to all of the protections and benefits under California law and any other applicable law. If any information that the Corporation deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Consultant hereby waives any requirement that the Corporation submit proof of the economic value of any trade secret or post a bond or other security.

                  (iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Consultant demonstrates was or became generally available to the public other than as a result of a disclosure by the Consultant.

                  (iv) The Consultant will not remove from the Corporation's premises (except to the extent such removal is for purposes of the performance of the Consultant's duties at home or while traveling, or except as otherwise specifically authorized by the Corporation) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Consultant recognizes that, as between the Corporation and the Consultant, all of the Proprietary Items, whether or not developed by the Consultant, are the exclusive property of the Corporation. Upon termination of this Agreement by either party, or upon the request of the Corporation during the Consulting Period, the Consultant will return to the Corporation all of the Proprietary Items in the Consultant's possession or subject to the Consultant's control, and the Consultant shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

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            (b) Consultant Inventions. Each Consultant Invention will belong exclusively to the Corporation. The Consultant acknowledges that all of the Consultant's writing, works of authorship, and other Consultant Inventions are works made for hire and the property of the Corporation, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Consultant hereby assigns to the Corporation all of the Consultant's right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Consultant Inventions. The Consultant covenants that he will promptly:

                  (i) disclose to the Corporation in writing any Consultant Invention;

                  (ii) assign to the Corporation or to a party designated by the Corporation, at the Corporation's request and without additional compensation, all of the Consultant's right to the Consultant Invention for the United States and all foreign jurisdictions;

                  (iii) execute and deliver to the Corporation such applications, assignments, and other documents as the Corporation may request in order to apply for and obtain patents or other registrations with respect to any Consultant Invention in the United States and any foreign jurisdictions;

                  (iv) sign all other papers necessary to carry out the above obligations; and

                  (v) give testimony and render any other assistance in support of the Corporation's rights to any Consultant Invention.

      5.3 DISPUTES OR CONTROVERSIES. The Consultant recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Corporation, the Consultant, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

      5.4 DEFINITIONS.

            (a) For the purposes of this Section 5, "Confidential Information" shall mean any and all:

                  (i) trade secrets concerning the business and affairs of the Corporation, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, and any other information, however documented, that is a trade secret within the meaning of Chapter 688, Florida Statutes;

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

                  (ii) information concerning the business and affairs of the Corporation (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and

                  (iii) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Corporation containing or based, in whole or in part, on any information included in the foregoing.

            (b) For the purposes of this Section 5, "Consultant Invention" shall mean any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Consultant, either solely or in conjunction with others, during the Consulting Period, or a period that includes a portion of the Consulting Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Corporation, and any such item created by the Consultant, either solely or in conjunction with others, following termination of the Consultant's Consulting Arrangement with the Corporation, that is based upon or uses Confidential Information.

6.    NON-COMPETITION AND NON-INTERFERENCE

      6.1 ACKNOWLEDGMENTS BY THE CONSULTANT. The Consultant acknowledges that:
(a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Corporation's business is national in scope and its products are marketed throughout the United States and world wide; (c) the Corporation competes with other businesses that are or could be located in any part of the United States and world wide; (d) the provisions of this Section 6 are reasonable and necessary to protect the Corporation's business.

      6.2 COVENANTS OF THE CONSULTANT. In consideration of the acknowledgments by the Consultant, and in consideration of the compensation and benefits to be paid or provided to the Consultant by the Corporation, the Consultant covenants that he may not, directly or indirectly:

            (a) during the Consulting Period, except in the course of his Consulting Arrangement hereunder, and during the Post-Consulting Period (as defined below), engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Consultant's name or any similar name to, lend Consultant's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Corporation anywhere within the United States; provided, however, that the Consultant may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

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

            (b) whether for the Consultant's own account or for the account of any other person, at any time during the Consulting Period and the Post-Consulting Period, solicit business of the same or similar type being carried on by the Corporation, from any person known by the Consultant to be a customer of the Corporation, whether or not the Consultant had personal contact with such person during and by reason of the Consultant's Consulting Arrangement with the Corporation;

            (c) whether for the Consultant's own account or the account of any other person (i) at any time during the Consulting Period and the Post-Consulting Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Corporation at any time during the Consulting Period or in any manner induce or attempt to induce any employee of the Corporation to terminate his Consulting Arrangement with the Corporation; or (ii) at any time during the Consulting Period and for three years thereafter, interfere with the Corporation's relationship with any person, including any person who at any time during the Consulting Period was an employee, contractor, supplier, or customer of the Corporation; or

            (d) at any time during or after the Consulting Period, disparage the Corporation or any of its shareholders, directors, officers, employees, or agents.

            For purposes of this Section 6.2, the term "Post-Consulting Period" means the one year period beginning on the date of termination of the Consultant's Consulting Arrangement with the Corporation.

            If any covenant in this Section 6.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Consultant.

The period of time applicable to any covenant in this Section 6.2 will be extended by the duration of any violation by the Consultant of such covenant.

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7.    NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

      (a) if to the Corporation, to it at:   with a copy to:

          Stronghold Technologies, Inc.      Gregory Sichenzia, Esq.
          P.O. Box 523                       Sichenzia Ross Friedman Ference LLP
          Mendham, NJ  07945                 1065 Avenue of the Americas
          Fax: (   )    -                    New York, NY 10018
                                             Fax: (212) 930-9725


      (b) if to Consultant, to it at:        with a copy to:

          Humphries Marketing Group, LLC
          16801 Addison Road
          Suite 310
          Addison, TX 75001


8. BINDING EFFECT. This Agreement shall extend to, shall inure to the benefit of and shall be binding upon all the parties hereto and upon all of their respective heirs, successors and representatives.

9. ENTIRE AGREEMENT. This Agreement, including the agreements incorporated by reference, contains the entire Agreement among the parties hereto with respect to the matters contemplated hereby and supersedes all prior agreements and undertakings between the parties with respect to such matters. This Agreement may not be amended, modified or terminated in whole or in part, except in writing, executed by each of the parties hereto.

10. INDEMNIFICATION. Consultant hereby agrees to hold harmless and indemnify Corporation from and against any and all loss, damage, expense, and cost (including reasonable attorneys' fees incurred in connection with the same) incurred by Corporation as a result of Consultant's breach of any covenant or agreement made herein.

11. SEVERABILITY. Should any part of any provision of this Agreement be declared invalid by a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion of such provision or any other provision and the remainder of the Agreement shall remain in full force and effect and shall be construed in all respects as if such invalid or unenforceable provision or portion thereof were not contained herein. In the event of a declaration of invalidity, the provision or portion thereof declared invalid shall not necessarily be invalidated in its entirety, but shall be observed and performed by the parties to the Agreement to the extent such provision is valid and enforceable.

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12.   SECTION HEADINGS. The section headings contained herein are for convenience of reference only and shall not be considered any part of the terms of this Agreement.

13. CHOICE OF LAW. This Agreement shall be interpreted and performed in accordance with the laws of the State of New Jersey, and the parties agree, notwithstanding the principles of conflicts of law, that the internal laws of the State of New Jersey shall govern and control the validity, interpretation, performance, and enforcement of this Agreement.

      IN WITNESS WHEREOF, Consultant has hereunto put her hand, and the Corporation has caused this instrument to be executed in its corporate name by its duly authorized officer, all as of the day and year first above written.

                                           CONSULTANT:

                                           Humphries Marketing Group, LLC


                                           /s/Steven Humphries
                                           Steven Humphries, President and CEO

                                           CORPORATION:

                                           Stronghold Technologies, Inc.



                                           /s/Christopher Carey
                                           Christopher Carey, CEO

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